Exhibit 99.1

FOR IMMEDIATE RELEASE

LIFEPOINT HEALTH AND RCCH HEALTHCARE PARTNERS

ANNOUNCE COMPLETION OF MERGER

Brentwood, Tenn., November 16, 2018 – LifePoint Health, Inc. (NASDAQ: LPNT) (“LifePoint”) today announced the completion of its merger with RCCH HealthCare Partners (“RCCH”), which is owned by certain funds managed by affiliates of Apollo Global Management, LLC (NYSE: APO) (together with its consolidated subsidiaries, “Apollo”). As a result of the merger, LifePoint’s common stock is no longer trading on NASDAQ, effective today, and will be delisted.

The combined, privately held company will operate under the LifePoint Health name and includes a footprint of regional health systems, physician practices, outpatient centers, and post-acute facilities in more than 85 non-urban communities that span coast to coast.

“Today marks a historic moment for LifePoint Health and RCCH HealthCare Partners. We are officially one organization dedicated to providing high quality, community-based healthcare, and I am energized by the opportunities we have ahead of us to serve non-urban communities across the country,” said David Dill, whose appointment as chief executive officer (CEO) of LifePoint became effective upon completion of the transaction. “Our collective teams–now united as the LifePoint Health team – share a dedication to delivering compassionate, quality care, and have a deep bench of expertise in helping healthcare providers in non-urban areas succeed. Together, we have the size, experience, resources and drive to be even greater leaders in transforming community-based healthcare for the future.”

LifePoint’s headquarters will remain in Brentwood, Tennessee, and it will maintain both organizations’ existing strategic partnerships with well-known leaders in patient safety and clinical quality as it seeks to continue to advance quality care in each of its communities.The executive team that will lead LifePoint moving forward includes:

•	David Dill, CEO;

•	John Bumpus, Executive Vice President, Administration;

•	Michael Coggin, Executive Vice President and Chief Financial Officer;

•	Victor Giovanetti, FACHE, Executive Vice President, Hospital Operations;

•	Rob Jay, Executive Vice President, Integrated Operations; and

•	Jennifer Peters, Executive Vice President and General Counsel.

Former LifePoint Health Chairman and CEO William F. Carpenter III and former RCCH HealthCare Partners CEO Marty Rash will remain engaged in the organization as members of the Board of Directors of LifePoint.

“The healthcare delivery system in America is changing rapidly and it is vital that we take the steps needed to ensure that high quality, compassionate care will be available to non-urban communities across the country,” said Rash. “The merger of these two companies creates an organization that is well positioned to be impactful to our patients and our communities for years to come.”

Carpenter commented, “I’m thrilled that our organizations have come together as one and am incredibly confident in the future of the newly-expanded LifePoint Health under David Dill’s leadership. Ultimately, it is the care and services that our hospitals and health systems are providing that are most important, and I know the combined team will continue our legacy of supporting our employees and caregivers so that we are Making Communities Healthier for decades to come.”

As a result of the merger, LifePoint shareholders are receiving $65.00 per share in cash for each share of LifePoint’s common stock they owned, without interest and less any applicable withholding taxes. This represents a premium of approximately 36% to LifePoint’s closing share price on July 20, 2018, the last trading day prior to the announcement of the merger.

Financing was provided by Barclays, Citigroup, RBC Capital Markets, Credit Suisse, Deutsche Bank Securities and UBS Investment Bank. PSP Investments Credit USA LLC and an affiliate of Qatar Investment Authority have also provided a portion of the debt financing. The financing also included an equity contribution from funds managed by Apollo and other co-investors.

Goldman Sachs & Co. LLC served as financial advisor and White & Case LLP served as legal advisor to LifePoint Health. Barclays and MTS Health Partners, L.P. served as financial advisors to RCCH, and Akin Gump Strauss Hauer & Feld LLP, Paul, Weiss, Rifkind, Wharton & Garrison LLP and Sidley Austin LLP served as legal advisors.

About LifePoint Health®

LifePoint Health is a leading healthcare company dedicated to Making Communities Healthier®. Through its subsidiaries, it provides quality inpatient, outpatient and post-acute services close to home. LifePoint owns and operates community hospitals, regional health systems, physician practices, outpatient centers and post-acute facilities across the country. It is the sole community healthcare provider in the majority of the non-urban communities it serves. More information about the company can be found at www.LifePointHealth.net.

About Apollo

Apollo is a leading global alternative investment manager with offices in New York, Los Angeles, Houston, Bethesda, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong and Shanghai. Apollo had assets under management of approximately $270 billion as of September 30, 2018 in private equity, credit and real assets funds invested across a core group of nine industries where Apollo has considerable knowledge and resources. For more information about Apollo, please visit www.apollo.com.

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Media Contact:

Michelle Augusty

615-920-7654

Michelle.augusty@lpnt.net

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